Exhibit A
JOINT FILING UNDERTAKING
The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.
Dated: March 9, 2009.

Yorktown Avenue Capital, LLC

By:	/s/ Stephen J. Heyman
Stephen J. Heyman, Manager

/s/ Stephen J. Heyman
Stephen J. Heyman

/s/ James F. Adelson
James F. Adelson